Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Adlai Nortye Ltd. on Form S-8 (File No. 333-290280) and Form S-8 (File No. 333-279372) of our report dated April 19, 2024, on the consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows of Adlai Nortye Ltd. for the year ended December 31, 2023, which appears in the Annual Report on Form 20-F of Adlai Nortye Ltd. for the year ended December 31, 2025.

/s/ Mazars USA LLP

New York, New York
April 10, 2026